CONSENT OF INDEPENDENT AUDITORS


We consent to the use in Post-Effective Amendment No. 2 to Registration Statement No. 33-90522 on Form N-2 of Avalon Capital, Inc., of our report dated October 16, 1998, appearing in the Statement of Additional Information, which is included in such Registration Statement, and to the references to us under the headings "Accountants" and "Financial Statements" also in the Statement of Additional Information.




Deloitte & Touche LLP
New York, New York
February 25, 1999